Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Announces Completion of Sale of Speedpay U.S. Domestic Bill Pay Business

DENVER, May 9, 2019: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement, today announced the Company has completed the sale of its Speedpay U.S. domestic bill pay business to ACI Worldwide for approximately $750 million in cash.

Speedpay provides electronic bill presentment and payment solutions to a variety of business sectors in the U.S., including utilities, auto finance, mortgage, consumer finance, insurance, telecommunications, and government finance.

The Company also completed the sale of Walletron, a provider of mobile bill presentment solutions previously acquired by Western Union, to ACI Worldwide for undisclosed terms.

About Western Union
The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of March 31, 2019, our network included over 550,000 retail agent locations offering Western Union, Vigo or Orlandi Valuta branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2018, is available in approximately 70 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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Contacts:

Media Relations:
Claire Treacy
+1 (720) 332-0652
claire.treacy@westernunion.com

Investor Relations:
Mike Salop
+1(720) 332-8276
mike.salop@westernunion.com